                                                      RULE 424(b)(3) PROSPECTUS
                                                     REGISTRATION NO. 333-24679


                            SUPPLEMENT TO PROSPECTUS
                              DATED APRIL 15, 1997

                         PERFORMANCE FOOD GROUP COMPANY

                                  Common Stock
                           (Par Value $.01 Per Share)

                         ------------------------------

         The Supplement, dated June 17, 1998 (the "Supplement"), to the Prospectus, dated April 15, 1997 (the "Prospectus"), relates to the potential issuance of shares of common stock, par value $.01 per share (the "Common Stock"), of Performance Food Group Company (the "Company"), that the Company may pay as additional purchase price for certain assets acquired from Affiliated Paper Companies, Inc. ("APC"), as earnout consideration. On June 1, 1998, the Company acquired, through APC Acquisition, Inc., its wholly-owned subsidiary, substantially all of the assets of the group and chemicals business of APC pursuant to the terms of an Asset Purchase Agreement. The earnout consideration, if any, will be determined pursuant to the terms of the Earnout Agreement (the "Agreement") dated June 1, 1998, by and among the Company, APC Acquisition, Inc., APC, Robert E. Keith and John L. Matthews. Pursuant to the terms of the Agreement, the Company may pay, at the Company's option, earnout consideration in cash or shares of Common Stock.

         If any shares of the Company's Common Stock are issued to APC pursuant to the Agreement, APC may offer and sell such shares of Common Stock from time to time as described under the caption "Outstanding Securities Covered By This Prospectus" in the Prospectus.

                  The date of this Supplement is June 17, 1998.